Contractor Agreement

This agreement (the “Agreement”) was concluded on this 27th day of September, 2005 by and between

California NewsTech Corporation, a Nevada USA corporation, duly registered located at 825 Van Ness Ave. Suite 406-607, San Francisco, California 94109, herby represented by Mr. Marian Munz in his capacity as President & CEO, hereinafter referred to as “Company”; and

Sirbu&Sirbu SNC, a Romanian company duly registered with the Trade Register of District Teleorman under no J34/357/2003, Fiscal Code R 15643179, with registered address at Teleorman District, Rosiorii de Vede, Elena Doamna Street, building J102, entrance B, floor 3, apartment 7, herby represented by Mr. Julian Sirbu in his capacity as Administrator, hereinafter referred to as “Contractor”

WHEREAS, the Contractor provides services to the general public as a professional services provider

WHEREAS, the Company is in the business of Internet advertising and

WHEREAS, the Company desires to utilize the Contractor’s services, rendered at Contractor’s office or, if required by the Company and accepted by the Contractor, at the Company’s location,

it is therefore

AGREED AS FOLLOWS:

1. Scope of Services:

Contractor agrees, pursuant to the terms herein, to provide specialized consulting services, afferent to the needs of the company and to allocate Julian Sirbu as the acting Manager of Research & Development for the Company.

These services shall include, without limiting, the following:

- management of all offshore software development services;

- hands-on software development;

- implementation-

- making sure that all processes for data and code back-up and security are in place.

Contractor will render these services upon specific request, instructions and authorization of the Company only, according to the Purchase Orders.

2. Termination:

Contractor services under the Agreement will begin and terminate pursuant to the period covered by the Purchase Order and any renewals or extensions thereof. This Agreement shall be for a period of 12 months, commencing on October 1, 2005 and terminating in September 30, 2006. However, this Agreement may be terminated by either party on 30 days written notice, unless Contractor commits a breach of this Agreement, at which time this Agreement may be immediately terminated by the Company.

3. Restrictions:

During the term of the Agreement and any renewals thereof, and for thirty six (36) months after the expiration of the initial and renewal periods, Contractor agrees that neither of its personnel will provide or attempt to provide, directly or indirectly, any services to any competitor of the Company.

4. Contractor Representations:

Contractor represents that all information provided by it including, but not limited to, the resume, interview and references are true, accurate and complete; the Contractor is not restricted by an employment or other contractor agreement; it has all the skills and training necessary to perform the services required by this Agreement; and Contractor has and maintains books and records which reflect items of income and expenses of its trade or business and offers its services to third parties.

Contractor makes these representations with the knowledge that the Company will rely on the representations. In addition to any other remedies the Company may have, it may terminate this Agreement in the event of any misstatement or misrepresentation.

5. Payment Terms:

Contractor services monthly payment will be at $2,000 plus 2,000 stock options exercisable at $2 per share of the Company common stock, for a minimum 40 hours per week, dedicated fully to the Company. The Contractor will issue invoices for its services and internet connection, in USD.

The Invoices will be due for payment within five calendar days of the invoice date or -if the case- based on a mutual agreement.

Any payment delay will raise the final expenses with 1 percent per day for 7 days. After that any Contractor activity will end until the payment is made.

6. Expenses:

No travel, living, training, entertainment or other costs that Internet connection will be billed by or paid to Contractor unless otherwise agreed. Contractor shall provide its own tools, equipment or other materials. The Internet connection cost has to be pre-approved by the Company.

7. Confidential Information:

All information (pertaining to any of Company’s inventions, designs, tools, equipment, unpublished written materials, plans, processes, costs, methods, systems, improvements, or other private or confidential materials) which is obtained by Contractor in the performance of Contractor’s work and which is not publicly disclosed by Company shall be considered as confidential and proprietary to Company.

The terms of Contractor’s assignment including the Contractor’s compensation and the assignment terms of other Company’s employees and the scope of Contractor’s work shall be considered confidential. Contractor shall not at any time during or after such employment, disclose such information not the nature of the service which Contractor render to Company, except to authorized representative of Company. All programming code and computer software developed by Contractor for the Company under the terms of the contract, is considered pay for hire and the property of the Company and it is owned 100% by the Company.

8. Relationship of the Parties:

The parties to this Agreement agree that the relationship created by this Agreement is that of Company-Independent Contractor and that on employer/employee relationship by or between the Contractor and the Company is intended by any party.

9. Contractor Employees:

It shall be the Contractor’s responsibility to provide Worker’s compensation insurance and, if applicable, pay any premium “overtime” rate, for its employees who work on the project covered by this Agreement and to make required FICA, FUTA, income tax withholding or other payments related to such employees. In the event of any claims brought or threatened by any party against the Company related to the status, acts or omissions of Contractor or its personnel, Contractor agrees to cooperate in all reasonable respects, including supporting the assertions of Contractor status made in this Agreement. Contractor further agrees to file all necessary income tax reports and forms on a timely basis and make all payments due to the appropriate taxing authority.

10. Right to Supervise:

Contractor shall utilize his own independent judgment and discretion in the performance of the work without supervision or right to supervise or control as to the means and manner including time, location and sequencing of performance by the Company.

11. Service to Others:

Contractor may provide services to others during the term of this Agreement provided that it does not interfere with his obligations and performance hereunder.

12. Risk of Loss:

Contractor hereby releases Company from any liability relating to representations about the task requirements or to the conditions under which the Contractor will be working. Contractor shall be solely responsible and liable for the services it provides hereunder and will not look to Company for any indemnification or sharing of risk in the performance of its duties or the resulting work product.

13. Insurance:

Contractor agrees to indemnify and hold Company harmless from any and all liability or expense that Company may incur by reason of bodily injury to any person, or property damage, or both, caused in whole or in part by the acts of the Contractor’s employees while performing work or services pursuant to this Agreement, including reasonable attorney’s fees.

14. Cost of Suits:

If Company is successful in recovering damages or obtaining injuctive relief, Contractor agrees to be responsible for paying all of Company’s expenses in seeking such relief, including all costs of bringing suit and all reasonable attorney’s fees.

15. Entire Agreement:

This Agreement and any attachments or exhibits hereto represent the entire agreement and understanding of the parties and any modification thereof shall not be effective unless contained in writing signed by both parties. Any prior agreements have been merged into this Agreement.

16. Severability:

Each provision of the Agreement shall be considered severable such that if any one provision of clause conflicts with existing or future applicable law, or may not be given full effect because such law, this shall not affect any other provision of the Agreement which can be given effect without the conflicting provision of clause.

17. Right to Assign:

Contractor is to provide services through its personnel named in the Purchase Order, for whom it is responsible, and may not assign its rights under this Agreement or any Purchase Order and may not subcontract it obligation hereunder to others.

18. Conflicts:

To the extent that there may be any conflict between the terms of this agreement and any Purchase Order which may be given hereto, this Agreement shall take precedence.

19. Governing Law and Forum

The validity, performance and construction of this Agreement shall be governed by and interpreted in according with the laws of California, USA.

Any disputes among the Parties, arising out of or related to this Agreement, shall be settled under the Rules of Arbitration of the County of San Francisco, USA. The language of the arbitration will be English.

This Agreement shall be executed in two counterparts, one for each Party, both of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the date first above written.

Company:	Contractor:

California NewsTech Corporation	Sirbu & Sirby SNC
Marian Munz	Sirbu Julian
By: /s/ Marian Munz	By: /s/ Sirbu Julian
Title: President	Title: Administrator